EXHIBIT 23

Independent Auditors’ Consent

The Board of Directors
VL Dissolution Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-88666, 33-81045, 333-45137, and 333-81915) on Form S-8 of VL Dissolution Corporation of our report dated August 1, 2003, with respect to the statement of net assets in liquidation as of June 30, 2003, the related statements of changes in net assets in liquidation and stockholders’ equity for the period from May 6, 2003 to June 30, 2003, the balance sheet as of June 30, 2002, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period then ended, and for the period from July 1, 2002 to May 5, 2003 and all related financial statement schedules, which report appears in the June 30, 2003, annual report on Form 10-K of VL Dissolution Corporation.

Our report dated August 1, 2003 contains an explanatory paragraph that states, as described in Note 1 to the financial statements, the stockholders of Vari-L Company, Inc. approved a plan of liquidation on May 5, 2003, and the Company commenced liquidation shortly thereafter. As a result, the Company has changed its basis of accounting for periods subsequent to May 5, 2003, from the going-concern basis to a liquidation basis. Also on May 5, 2003, Vari-L Company, Inc. changed its name to VL Dissolution Corporation.

(signed) KPMG LLP

Denver, Colorado
September 23, 2003